Exhibit 99.1

OncoGenex Pharmaceuticals Announces Initiation of a Phase 2 Trial
Evaluating OGX-427 Treatment in Men with Advanced Prostate Cancer

BOTHELL, WA, and VANCOUVER, CANADA, September 27, 2010 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today the initiation of a randomized, controlled, investigator-sponsored Phase 2 trial of OGX-427 in men with metastatic prostate cancer.

The Phase 2 trial will enroll up to72 patients who have minimally symptomatic or asymptomatic advanced prostate cancer and who have not yet received chemotherapy. The trial is designed to determine the potential benefit of OGX-427 by evaluating the proportion of patients who are without disease progression at 12 weeks after study treatment with or without OGX-427. This Phase 2 trial will also measure the direct effect of OGX-427 on prostate specific antigen (PSA) levels, time to progression by PSA or measurable disease, numbers of circulating tumor cells (CTCs) and other relevant secondary endpoints.

“Advanced prostate cancer involves the reactivation of the androgen receptor and, thus, many tumors are not uniformly ‘hormone refractory’ and may remain sensitive to therapies directed against the androgen receptor axis,” said Dr. Kim Chi, Principal Investigator of the OGX-427 Phase 2 trial.
“OGX-427 is designed to offer a unique and novel approach to androgen receptor inhibition including decreasing levels of the androgen receptor itself and potentially filling an unmet need in the prostate cancer treatment continuum.”

As announced in January 2010, the source of funding for this trial will include grant funding. Such funds were awarded by an independent granting agency to Dr. Kim Chi, a medical oncologist at the BC Cancer Agency and Research Scientist at the Vancouver Prostate Centre.

About OGX-427
OGX-427 is a second-generation antisense drug that is designed to reduce production of Heat Shock Protein 27 (Hsp27), a cell-survival protein. Hsp27 is expressed in prostate cancer and a variety of other malignancies and can be induced by cell stress through chemotherapy, radiation therapy, and hormone therapy. Overexpression of Hsp27 confers broad resistance to commonly used anti-cancer therapies.

Phase 1 clinical data were presented at the 2010 American Society of Clinical Oncology (ASCO) Annual Meeting which evaluated OGX-427 for the systemic (intravenous) treatment of solid tumors including prostate, non-small cell lung, breast, and ovarian cancers. Investigators concluded that as a single agent, OGX-427 demonstrated anti-cancer activity and was safe and well tolerated.

More information on the trial is available on the Company’s website at http://oncogenex.com/clinicalTrials/index.html.

About OncoGenex
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceuticals Industries Ltd. have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer in 2011. OGX-427 is entering Phase 2 clinical development; SN2310 has completed a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. Key intellectual property related to custirsen, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.

More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, the timing of these activities and the potential benefits of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize or that the future sales of our product candidates may be less than expected, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

OncoGenex Contact:	Media and Investor Contact:
Scott Cormack President & CEO (604) 736-3678 scormack@oncogenex.com	Jason Spark Canale Communications (619) 849-6005 Jason@canalecomm.com